Exhibit 99.1

ContraFect Reports Fourth Quarter and Full Year 2020 Financial Results and

Provides Business Update

Exebacase Phase 3 DISRUPT study enrollment ongoing in patients with Staph aureus bloodstream infections; results from interim futility analysis anticipated in H2 2021

Biomedical Advanced Research and Development Authority (BARDA) contract award provides up to $86.8 million for exebacase Phase 3 development

Company raised $57.5 million in public offering; strong cash position to support development of exebacase, as well as the advancement of preclinical lysin and amurin peptide programs

YONKERS, NY – March 30, 2021 — ContraFect Corporation (Nasdaq: CFRX), a late clinical-stage biotechnology company focused on the discovery and development of direct lytic agents (DLAs), including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, today announced financial results and business updates for the fourth quarter ended December 31, 2020.

“ContraFect has made important progress with the Phase 3 DISRUPT superiority study of exebacase for patients with Staph aureus bloodstream infections, a life-threatening condition that has not seen meaningful innovation in over half a century. Earlier this month, we were extremely pleased to receive a substantial contract award from BARDA for $9.8 million in initial funding, and up to an additional $77 million, to support the continued development of exebacase. In addition to the financial support provided, the BARDA contract adds another point of external validation, as do the investments by Pfizer and the funding received from numerous government agencies and the Cystic Fibrosis Foundation. ContraFect also successfully raised $57.5 million in a public equity offering, providing additional resources to support the Company’s promising pipeline programs,” said Roger J. Pomerantz, M.D., President, Chief Executive Officer, and Chairman of ContraFect.

“With the BARDA contract and subsequent $57.5 million raised, ContraFect is well positioned to execute the DISRUPT study towards the anticipated interim futility analysis in the second half of 2021. In addition, we continue to advance, with alacrity, our promising preclinical assets, including CF-370 for the treatment of Pseudomonas aeruginosa infections, and our amurin peptides targeting other Gram-negative pathogens. We look forward to providing updates on these key programs later this year,” concluded Dr. Pomerantz.

Fourth Quarter 2020 Highlights and Recent Developments

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In March 2021, ContraFect announced that it had entered into a cost-share contract with BARDA, part of the Office of the Assistant Secretary for Preparedness and Response (ASPR) at the U.S. Department of Health and Human Services (HHS). Under the terms of the contract, the Company will receive $9.8 million in initial funding and is eligible for up to an additional $77.0 million. The initial funding will be used to support ContraFect’s ongoing pivotal Phase 3 DISRUPT (Direct Lysis of Staph aureus Resistant Pathogen Trial) superiority study of exebacase in patients with Staph aureus bacteremia, including right-sided endocarditis. Under the terms of the agreement, and if supported by Phase 3 DISRUPT study data, BARDA may provide the Company with additional funding upon achievement of key milestones to continue the advancement of exebacase through FDA product approval and completion of post-approval commitments.

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In March 2021, ContraFect closed an underwritten public offering of 11,500,000 shares of its common stock at a public offering price of $5.00 per share, including 1,500,000 shares sold pursuant to the underwriters’ exercise in full of their option to purchase additional shares. The gross proceeds from the offering were $57.5 million, before deducting underwriting discounts and commissions and offering expenses payable by ContraFect.

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In October 2020, ContraFect initiated an expanded access program to provide exebacase for the treatment of persistent bacteremia caused by methicillin-resistant Staphylococcus aureus (MRSA) in COVID-19 patients. The Company is providing expanded access to exebacase under a treatment protocol available to clinical sites participating in the ongoing Phase 3 study, which enables physicians to use exebacase to treat severely ill COVID-19 patients with persistent MRSA bacteremia, despite treatment with standard of care antibiotics. Hospitalized patients with COVID-19 may now have access to exebacase since they are not eligible to participate in the ongoing Phase 3 study.

Fourth quarter and Full Year 2020 Financial Results

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Research and development (R&D) expenses were $7.3 million for the fourth quarter of 2020 compared to $3.9 million in the comparable period in 2019. This increase was primarily attributable to increases in expenditures on personnel and contract research organizations (CROs) to support the active enrollment of patients in the Phase 3 DISRUPT study of exebacase and on the completion of process scale-up and the initiation of the validation of the exebacase manufacturing process to support the chemistry, manufacturing and controls (CMC) activities required for potential BLA submission.

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R&D expenses for the full year 2020 were $22.6 million compared to $18.1 million for the full year 2019. This increase was again primarily attributable to increases in expenditures on personnel, consultants and contract research organizations (CROs) to support a full year of patient enrollment in and the expansion to over 40 actively recruiting investigator sites for the Phase 3 DISRUPT study of exebacase and on the process scale-up and initiation of the validation of the exebacase manufacturing process to support potential BLA submission. Finally, process development and small-scale batch manufacturing for both CF-370 and CF-296 programs increased R&D expenses in 2020 compared to 2019.

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General and administrative (G&A) expenses were $3.4 million for the fourth quarter of 2020 compared to $2.6 million in the comparable period in 2019. This increase was due primarily to increases in compensation and legal fees for general corporate matters and expansion of the Company’s intellectual property portfolio.

•	G&A expenses for the full year 2020 were $11.6 million compared to $9.8 million for the full year 2019. This increase was due primarily to increases in compensation and insurance costs.

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Net loss was $6.4 million, or a loss of $0.23 per share, for the fourth quarter of 2020 compared to net loss of $10.4 million, or a loss of $1.11 per share, for the comparable period in 2019. The decrease in net loss per share includes an $8.2 million, or $0.29 per share, increase to the non-cash gain for the change in fair value of warrant liabilities.

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Net loss for the full year 2020 was $28.2 million, or a loss of $1.24 per share, compared to net loss of $12.8 million, or a loss of $1.54 per share, for the full year 2019. The decrease in net loss per share is primarily due to the increase in the weighted average shares outstanding and also includes a decrease of $6.7 million, or $0.26 per share, in the non-cash gain for the change in fair value of warrant liabilities.

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As of December 31, 2020, ContraFect had cash, cash equivalents and marketable securities of $42.5 million. Subsequent to the end of the fourth quarter, the Company further strengthened its balance sheet with $53.7 million in estimated net proceeds from an underwritten public offering of shares of its common stock.

About DISRUPT:

The Phase 3 DISRUPT study of exebacase is a randomized, double-blind, placebo-controlled clinical study conducted in the U.S. to assess the efficacy and safety of exebacase in approximately 350 patients with complicated Staph aureus bacteremia, including right-sided endocarditis. Patients enrolled in the Phase 3 study are randomized 2:1 to receive either exebacase or placebo, with all patients receiving SOC antibiotics. The primary efficacy endpoint of the study is clinical response at day 14 in patients with MRSA bacteremia, including right-sided endocarditis. Secondary endpoints include clinical response at day 14 in the All Staph aureus patients (MRSA and methicillin-sensitive Staph aureus (MSSA)), 30-day all-cause mortality in MRSA patients, and clinical response at later timepoints. An independent Data Safety Monitoring Board (DSMB) will conduct the interim futility analysis after 60% of the study population completes the Day 14 primary endpoint study visit.

About Exebacase (CF-301):

Exebacase is a recombinantly-produced lysin (cell wall hydrolase enzyme) with potent bactericidal activity against Staph aureus, a major cause of bloodstream infections (BSIs) also known as bacteremia. In the Company’s Phase 2 study of exebacase, a pre-specified analysis of MRSA-infected patients showed that the clinical responder rate at day 14 in patients treated with exebacase was nearly 43-percentage points higher than in patients treated with SOC antibiotics alone (74.1% for patients treated with exebacase compared to 31.3% for patients treated with SOC antibiotics alone (p=0.010)). In addition to the higher rate of clinical response, MRSA-infected patients treated with exebacase showed a 21-percentage point reduction in 30-day all-cause mortality (p=0.056), a four-day lower mean length of hospital stay and meaningful reductions in hospital readmission rates. Exebacase is being studied in the Phase 3 DISRUPT superiority design study of exebacase in patients with Staph aureus bacteremia, including right-sided endocarditis.

Exebacase has the potential to be a first-in-class treatment for Staph aureus bacteremia. Exebacase was licensed from The Rockefeller University and is being developed at ContraFect.

About CF-370:

CF-370 is an investigational first-in-class therapeutic candidate targeting Pseudomonas aeruginosa (P. aeruginosa), a Gram-negative pathogen. CF-370 has been engineered to bypass the outer membrane of the bacteria and to enable potent activity in human serum. The Company believes this is a significant milestone for direct lytic agents as native lysins are typically unable to penetrate the outer membrane of Gram-negative bacteria and consequently unable to work in vitro in human blood or in animal models. However, based on the proprietary methods the Company has identified and utilizes to engineer lysins, CF-370 has exhibited the hallmark in vitro features of the lysin class, including rapid and potent bactericidal activity, synergy with a broad range of standard of care agents and the eradication of biofilms in preclinical studies. The promising data from animal models support the potential therapeutic utility of CF-370 for the treatment of serious infections caused by P. aeruginosa, including hospital-acquired and ventilator-associated pneumonias and pulmonary exacerbations of cystic fibrosis.

About ContraFect:

ContraFect is a biotechnology company focused on the discovery and development of DLAs, including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our platform of DLAs, which include lysins and amurin peptides. Lysins are a new class of DLAs which are recombinantly produced antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics. Amurin peptides are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, including P. aeruginosa, Acinetobacter baumannii, and Enterobacter species. We believe that the properties of our lysins and amurin peptides will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa, which can cause serious infections such as bacteremia, pneumonia and osteomyelitis. We have completed a Phase 2 clinical trial for the treatment of Staph aureus bacteremia, including endocarditis, with our lead lysin candidate, exebacase, which is the first lysin to enter clinical studies in the U.S. Exebacase, currently being studied in a pivotal Phase 3 clinical study, was granted Breakthrough Therapy designation by the FDA for the treatment of MRSA bloodstream infections, including right-sided endocarditis, when used in addition to SOC anti-staphylococcal antibiotics in adult patients.

Follow ContraFect on Twitter @ContraFectCorp and LinkedIn.

Activities related to exebacase during the period of performance under the contract will be funded in part with federal funds from HHS; ASPR; BARDA, under contract number 75A501212C00021.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding: Phase 3 study enrollment and timing of the interim futility analysis, expected receipt and use of BARDA funding, use of public offering funds, the continued advancement of pre-clinical assets, the Company’s financial results, financial position, balance sheets and statements of operations, ContraFect’s ability to discover and develop DLAs as new medical modalities for the treatment of life-

threatening, antibiotic-resistant infections, whether exebacase has the potential to be a first-in-class treatment for Staph aureus bacteremia, the potential therapeutic utility of CF-370, whether ContraFect will address life-threatening infections using its DLA platform, whether lysins are a new class of DLAs which are recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics, whether amurins are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, and whether the properties of ContraFect’s lysins and amurins will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including the occurrence of any adverse events related to the discovery, development and commercialization of ContraFect’s product candidates such as unfavorable clinical trial results, insufficient supplies of drug products, the lack of regulatory approval, or the unsuccessful attainment or maintenance of patent protection and other important risks detailed under the caption “Risk Factors” in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$15,484,899	$24,184,140
Marketable securities	27,005,388	—
Prepaid expenses and other current assets	4,799,165	6,575,375

Total current assets	47,289,452	30,759,515
Property and equipment, net	910,075	1,099,948
Operating lease right-of-use assets	2,810,632	3,042,826
Other assets	105,420	105,420

Total assets	$51,115,579	$35,008,709

Liabilities and stockholders’ equity
Current liabilities	$6,060,103	$10,057,950
Other liabilities	32,435,731	9,405,853

Total liabilities	38,495,834	19,463,803
Total stockholders’ equity	12,619,745	15,544,906

Total liabilities and stockholders’ equity	$51,115,579	$35,008,709

CONTRAFECT CORPORATION

Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)
Operating expenses:
Research and development	$7,259,515	$3,895,482	$22,613,968	$18,057,025
General and administrative	3,439,452	2,575,179	11,625,621	9,809,423

Total operating expenses	10,698,697	6,470,661	34,239,589	27,866,448

Loss from operations	(10,698,697)	(6,470,661)	(34,239,589)	(27,866,448)
Other income (expense):	4,294,585	(3,884,823)	6,083,916	15,071,955

Net loss	$(6,404,382)	$(10,355,484)	$(28,155,673)	$(12,794,493)

Per share information:
Net loss per common share, basic and diluted	$(0.23)	$(1.11)	$(1.24)	$(1.54)

Shares used in computing net loss per share	27,810,102	9,300,073	22,763,528	8,283,509

The comparability of basic and diluted net loss per share and weighted average shares outstanding was impacted by the Company’s follow-on offerings of securities in May 2020.

The Company’s financial position as of December 31, 2020 and 2019 and results of operations for the years ended December 31, 2020 and 2019 have been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission. You should refer to the Company’s Annual Report on Form 10-K for a complete discussion of financial information.

Investor Relations Contacts

Michael Messinger

ContraFect Corporation

mmessinger@contrafect.com

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallinvestorrelations.com